Exhibit 4.4


                                 POPE RESOURCES
                        1997 UNIT OPTION PLAN INFORMATION

                                   ----------

                 This document constitutes part of a prospectus
                  covering securities that have been registered
                        under the Securities Act of 1933

                                   ----------

                            GENERAL PLAN INFORMATION

         Pope Resources, A Delaware Limited Partnership (the "Partnership") established the Pope Resources 1997 Unit Option Plan (the "Plan") to attract, motivate and retain selected officers, employees, independent contractors and directors who provide services to the Partnership and certain related entities, and to enable these individuals to have a proprietary interest in the success of the Partnership. The Plan provides this incentive by granting to such individuals options to purchase Units of the Partnership. The effective date of the Plan was March 14, 1997. The Partnership is the Registrant. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor to the provisions of Sections 401(a) or 422 of the Internal Revenue Code (the "Code").

         The Partnership's Managing General Partner, Pope MGP, Inc., a Delaware corporation (the "General Partner"), represents that it intends the Plan to be a continuing and permanent program for Participants. However, the Board of Directors of the General Partner or a committee appointed by that Board (the "Plan Administrator") reserves the right to terminate, modify or amend the Plan, provided that no amendment or modification shall, without the consent of the Participant, impair or diminish any of the Participant's rights or any obligations of the Partnership under such option. Subject to certain limitations described more fully in the Plan, no outstanding option may be terminated without the consent of the Participant.

         The Plan Administrator shall act as the manager of the Plan. The Plan Administrator has the authority, in its discretion, to determine all matters relating to the options to be granted under the Plan. The Plan Administrator has the sole authority to interpret the provisions of the Plan, any option issued under the Plan, and any rule or regulation applicable to the Plan. The Plan Administrator's interpretation shall be conclusive and binding on all interested parties.

         Participants in the Plan may obtain additional information about the Plan from Pope Resources, whose address is 19245 Tenth Avenue N.E., Poulsbo, Washington, 98370, and whose telephone number is (360) 697-6626.

                            SECURITIES TO BE OFFERED

         The securities available under the Plan's options are the limited partnership units in the Partnership (the "Units"). The Units subject to options granted under the Plan shall be Units of the Partnership presently authorized but currently unissued, or units presently held or subsequently acquired by the Partnership. The Units are subject to certain rights and limitations described more fully in the Limited Partnership Agreement, dated as of November 7, 1985, as currently amended. The Limited Partnership Agreement is incorporated herein by reference, and a copy of that Agreement is available upon request from the Partnership.

         The Units are traded on the National Association of Stock Dealers Automated Quotation System - National Market System ("NASDAQ-NMS") under the symbol POPEZ. The total number of Units that may be issued pursuant to options granted under the Plan is subject to the discretion of the Plan Administrator.

                   INDIVIDUALS WHO MAY PARTICIPATE IN THE PLAN

         Options may be granted to officers and other employees of the Partnership or its related entities, including officers, directors, employees and affiliates of the General Partner who may also be employees of the Partnership or a "related entity," as defined in the Plan.

         Within the parameters established by the Plan, the Plan Administrator has the sole discretion to determine the options granted under the Plan, including the selection of individuals receiving options, the number of Units subject to each option, the exercise price of the options, and all other terms and conditions of the options. Grants of options under the Plan need not be identical in any respect, even when made simultaneously.

                         PURCHASE OF SECURITIES OFFERED

         The Plan Administrator determines the individuals who are eligible to participate. The purchase price per Unit under each option shall be set by the Plan Administrator. Options granted under the Plan will generally be subject to a vesting schedule whereby the option vests ratably over a four year period, such period beginning on the date of the grant and ending on the fourth anniversary of the grant. If not exercised or terminated sooner (under the terms of the Plan), each option shall expire on the date specified in the option agreement (not later than the tenth anniversary of the date on which the option is granted, unless specified otherwise in the individual option agreement).

         Payment of the option exercise price shall be made in full at the time the notice of exercise of the options is delivered to the Partnership, and shall be in cash, bank-certified check, cashier's check, or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check). At the discretion of the Plan Administrator, payment may be made through the delivery of Units held by the Optionee (for at least six months) having a fair market value equal to the exercise price or by the Optionee's delivery of a properly executed exercise note for a "cashless" exercise, in accordance with applicable securities regulations.

         Exercise of an option shall result in the purchase of authorized but unissued Units, or Units now held or subsequently acquired by the Partnership. The Partnership will not impose any fees, commissions, or additional charges on such purchase. The Partnership will receive the entire purchase price as stated in each option agreement.

                               RESALE RESTRICTIONS

         Resales of Partnership Units by affiliates of the Partnership will be subject to the limitations imposed by state and federal securities laws, as well as the rules of any stock exchange on which the

Partnership's securities are listed or sold. In certain situations, officers, directors and principal Unit holders of the Partnership (and related entities) who receive options may not, for a period of six moths following the initial grant of the option, sell the corresponding Units.

                         FEDERAL INCOME TAX CONSEQUENCES

         The mere grant of a Unit option will not trigger any federal taxable income to the Optionee; correspondingly, the Partnership will not be entitled to a tax deduction at the time of grant. When any part of a Unit option is exercised, the Optionee will be deemed to have received ordinary income in an amount equal to the difference between the option price and the fair market value of the Units at the time of exercise. In the event an Optionee cannot sell Units acquired on the exercise of an option without incurring liability under
Section 16(b) of the Securities Exchange Act of 1934, the recognition of income in respect of exercise is delayed (unless the Optionee elects otherwise under Section 83(b) of the Code within 30 days of the exercise) until the earlier of
(i) the end of six months after the purchase of the shares or (ii) the first day such restriction ceases.

         The Partnership may claim a tax deduction in an amount equal to the ordinary income realized by the Optionee, provided the Partnership satisfies its reporting obligations under the Code. Unless the Optionee is an independent contractor or foreign resident, the Partnership may be required to withhold income taxes and employment taxes payable in connection with the exercise of a Unit option. The Partnership may withhold applicable payroll taxes from regular wages or supplemental wages, or take steps to otherwise insure that the amount of taxes required to be withheld is available for payment, including the withholding of an appropriate number of Units to be issued upon the exercise of an option.

         The foregoing is a summary of complex federal income tax laws affecting the exercise of Unit option. State and local income tax consequences to an Optionee may differ from federal income tax consequences. An Optionee who intends to exercise an option or dispose of Units acquired on the exercise of an option should consult his or her own tax advisor with respect to the federal, state and local income tax consequences.

                      ASSIGNMENT AND FORFEITURE OF INTEREST

         Options granted under the Plan and the rights and privileges conferred thereby may not be transferred, assigned, pledged, or hypothecated in any manner (whether by operation of law or otherwise) other than by will or applicable laws of descent and distribution. Options granted pursuant to the Plan shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any option under the Plan or any rights or privilege conferred by the Plan, contrary to the provisions thereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by any options granted under the Plan, such option shall terminate and become void. No person may create a lien on any funds, securities, or other property held under the Plan.

         Options granted under the Plan shall generally expire on the earlier of the following two events: (1) the date of expiration; or (2) the ninety-first
(91st) day following termination of employment. Special rules apply in the event of the participant's retirement, death or disability.

         The aggregate number and class of Units for which options are granted under the Plan, as well as options outstanding, shall be adjusted to reflect proportionately any split, reverse split, combination, recapitalization, or other increase or decrease in the number of Units. In addition, any option granted under the Plan shall terminate if the limited partners of the Partnership receive cash, securities or other property in exchange for or in connection with their Units as a result of a merger, consolidation, reorganization or liquidation of the Partnership (other than a mere transfer to a new entity, after which Unit holders own the same proportionate interest in the new entity). Optionees, however, shall have the right immediately prior to such an event to exercise their option in whole or in part.

                        INFORMATION ABOUT THE PARTNERSHIP

         The following documents are available to holders of options without charge, upon written or oral request to the Partnership. Requests should be directed to the Partnership's office, whose address is 19245 Tenth Avenue N.E., Poulsbo, Washington, 98370, and whose telephone number is (360) 697-6626.

         (a) The Partnership's latest annual report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933, which contains, either directly or by reference, certified financial statements for the Partnership's latest fiscal year for which such statements have been filed.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

         (c) The  Partnership's  definitive  proxy  statement  filed pursuant to
Section 14 of the Securities Exchange Act of 1934 in connection with the latest annual meeting of its limited partners, and any definitive proxy statements so filed in connection with any subsequent special meetings of its Unit holders.

         (d) The description of the Partnership's Units, which is contained in a Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

         (e) Information as to Unit options, including the amount outstanding, exercises, prices, and expiration dates, included in the Partnership's definitive proxy statement, described in (c) above and which will be included in the future either by the Partnership's proxy statements, annual reports, or appendices to the prospectus.

                                                                January 30, 1998